Exhibit 23.2


REPORT AND CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Liberty Financial Companies, Inc.:

Under date of February 16, 1996, we reported on the consolidated balance sheet of Liberty Financial Companies, Inc. as of December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period then ended as contained in the 1995 annual report to stockholders. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedules as of December 31, 1995, and for each of the years in the two-year period ended December 31, 1995, listed in Item 14(a)2 of the Form 10-K for 1996. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statement (No. 33-90626) on Form S-8 pertaining to the Liberty Financial Companies, Inc. 1990 Stock Option Plan, the Liberty Financial Companies, Inc. 1995 Stock Incentive Plan and the Liberty Financial Companies, Inc. 1995 Employee Stock Purchase Plan and in the registration statement (No. 333-20067) on Form S-3 pertaining to the Liberty Financial Companies, Inc. Dividend Reinvestment Plan of our report dated February 16, 1996, relating to the 1995 consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the 1995 financial statement schedules included in this annual report on Form 10-K of Liberty Financial Companies, Inc.

                                                         KPMG Peat Marwick LLP
Boston, Massachusetts,
March 26, 1997